Exhibit 8.1

[Letterhead of Simpson Thacher & Bartlett LLP]

March 28, 2006

JPMorgan Chase Bank, National Association

1111 Polaris Parkway

Columbus, Ohio 43240

Re: JPMorgan Chase Bank, National Association

Registration Statement on Form S-3 (File no. 333-131760)

Ladies and Gentlemen:

We have acted as United States special federal tax counsel to the trusts referred to below in connection with the filing by JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States (the “Registrant”), of a Registration Statement on Form S-3 (such registration statement, together with the exhibits and any amendments thereto as of the date hereof, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) for the registration under the Act of asset backed notes (the “Notes”) and asset backed certificates (the “Certificates”) in an aggregate principal amount of up to $10,000,000,000. As described in the Registration Statement, the Notes and/or the Certificates will be issued from time to time in series, with each series being issued by a Delaware statutory trust (each, an “Issuing Entity”) to be formed by the Registrant pursuant to a Trust Agreement (each, a “Trust Agreement”) between the Registrant and an owner trustee. Each series may include one or more classes of Notes, which will be issued pursuant to an Indenture between the related Issuing Entity and an indenture trustee. Each series may include one or more classes of Certificates, which will be issued pursuant to a Trust Agreement.

We have advised the Registrant with respect to certain United States federal income tax consequences of the proposed issuance of the Notes and the Certificates. Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, and in the Registration Statement, we hereby confirm our opinion set forth in the Registration Statement under the captions “Summary — Tax Status” and “Material Federal Income Tax Consequences” in the prospectus forming a part of the Registration Statement and “Summary of Terms — Tax Status” and “Material Federal Income Tax Consequences” in the prospectus supplement forming part of the Registration Statement.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm (as special federal tax counsel to the Registrant) under the heading “Material Federal Income Tax Consequences” in the prospectus forming a part of the Registration Statement, without implying or admitting that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP